Corning Natural Gas Corporation Certification under Section 906 of the Sarbanes/Oxley Act-filed as part of the 10-Q for Quarter Ended June 30, 2007.

Presented on signature page of 10-Q

CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Corning Natural Gas Corporation (the "Company") that the Quarterly Report of the Company on Form 10-Q for the period ended June 30, 2007 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Dated: August 14, 2007

/s/ MICHAEL GERMAN

Michael German, Chief Executive Officer

/s/ FIROUZEH SARHANGI

Firouzeh Sarhangi, Chief Financial Officer and Treasurer